Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FOURTH QUARTER EPS OF $.47

— Record level of Trust and Investment Fees, Assets under Management and Assets Under Custody/Administration —

PITTSBURGH, Jan. 19, 2005 – Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $198 million, or 47 cents per share, in the fourth quarter of 2004. This compares to net income from continuing operations of $186 million, or 44 cents per share, in the fourth quarter of 2003, and $182 million, or 43 cents per share, in the third quarter of 2004.

Income from continuing operations for the full-year 2004 totaled $800 million, or $1.89 per share, compared with income from continuing operations before the cumulative effect of a change in accounting principle of $683 million, or $1.59 per share, in 2003. Net income for the full-year 2004 totaled $796 million or $1.88 per share, compared with $701 million, or $1.63 per share, for the full-year 2003.

“The fourth quarter results benefited from continued momentum in our Asset Management and Asset Servicing businesses as well as an improved market environment. Strong investment performance led to a record level of management and performance fees for Institutional Asset Management and new business in Asset Servicing resulted in a record level of custody fees. Fourth quarter expenses were higher than prior periods based largely on the growth in revenues. During the quarter we executed a new lease for our Pittsburgh headquarters building and recorded a severance charge, actions that will have a beneficial impact on our expense base going forward.

“During 2005 Mellon will continue to be focused on generating organic revenue growth, delivering positive operating leverage and investing in our businesses to deliver growth to our shareholders,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Fourth Quarter Highlights (comparisons are with the fourth quarter of 2003, unless noted otherwise).

•	Total fee revenue in the fourth quarter of 2004 increased 8 percent to $1.060 billion and represented 90 percent of fee and net interest revenue. The increase was driven by an increase of $55 million in trust and investment fee revenue to a record level of $834 million, and an increase in all other fee revenue of $20 million, primarily reflecting higher net gains from venture capital activities.

•	Assets under management increased 8 percent to a record level of $707 billion at Dec. 31, 2004. Assets under administration or custody increased 18 percent to a record level of $3.340 trillion at Dec. 31, 2004.

•	Investment management fee revenue in the fourth quarter of 2004 increased 9 percent to a record level of $451 million. The increase in investment management fees reflects improved equity markets, net new business generation, acquisitions, higher performance fees and the favorable impact of a weaker dollar.

Mellon Reports Earnings

Jan. 19, 2005

•	Institutional trust and custody fee revenue in the fourth quarter of 2004 increased 12 percent to a record level of $134 million. The increase reflects the benefit of net new business, improved market conditions and the impact of a weaker dollar.

•	Total operating expenses in the fourth quarter of 2004 were $897 million, an increase of 6 percent. Operating expenses increased 12 percent compared to the third quarter of 2004 due to an increase in incentives of $36 million associated primarily with a record level of investment management fees, including performance fees, a severance charge of $13 million, a loss of $11 million associated with the trade execution of securities, a higher level of out-of pocket expenses of $8 million and expenses associated with revenue growth and acquisitions. Included in the increase in total operating expense compared with the third quarter of 2004 was the impact of a weaker dollar of $6 million.

During the fourth quarter of 2004 the Corporation executed a new lease on its Pittsburgh headquarters at One Mellon Center through November 2028. The execution of the new lease resulted in a $17 million reduction in a sublease loss reserve in the fourth quarter of 2004 and will reduce the cost associated with the occupancy of the headquarters building in future years. The favorable impact on expense in 2005 associated with the new headquarters lease and the severance charge will be largely offset by higher costs associated with employee pensions and stock options.

•	The headcount for the Corporation was 19,400 at the end of the fourth quarter of 2004, compared to 20,600 at the end of the fourth quarter of 2003 and 19,700 at the end of the third quarter of 2004.

•	The tax rate was approximately 30 percent for the fourth quarter of 2004 and approximately 31 percent for the full-year 2004.

•	The adjusted tangible shareholders’ equity ratio was 6.24 percent at December 31, 2004.

•	Return on common shareholders’ equity was 20.9 percent for full-year 2004.

•	The Corporation repurchased 1 million shares of common stock during the fourth quarter. Share repurchases in the full-year 2004 totaled 8.4 million common shares.

The Corporation also declared a quarterly common stock dividend of 18 cents per share. This cash dividend is payable on Tuesday, Feb. 15, 2005, to shareholders of record at the close of business on Monday, Jan. 31, 2005.

In the fourth quarter of 2004, the Corporation adopted discontinued operations accounting for certain businesses in Australia, a portion of which was divested during the quarter, with the remaining business expected to be sold in 2005. These businesses were formerly included primarily in the Institutional Asset Management sector. Results of discontinued operations are discussed further on page 19. All information in this earnings release is reported on a continuing operations basis unless otherwise noted. See page 4 for summary financial data for comparable periods.

In the fourth quarter of 2004, the Corporation began to record expense reimbursements from joint ventures as other revenue. Previously, expense reimbursements were reported as a reduction of various expenses. The impact of this reclassification was to increase both revenue and expense in 2004 by $74 million. Prior period amounts have been reclassified.

Throughout this earnings release, certain measures, which are noted, exclude: a $17 million pre-tax occupancy expense reduction recorded in the fourth quarter of 2004 related to the reduction of a sublease loss reserve following the execution of a new lease on the Corporation’s headquarters building in Pittsburgh; the $24 million

Mellon Reports Earnings

Jan. 19, 2005

pre-tax London space consolidation charge recorded in the second quarter of 2004; the $93 million pre-tax gain from the sale of approximately 35 percent of the Corporation’s indirect investment in Shinsei Bank and a $19 million pre-tax charge associated with the writedown of small non-strategic businesses that the Corporation is exiting recorded in the first quarter of 2004; and a $50 million pre-tax charge recorded in the third quarter of 2003 primarily related to streamlining the organizational structure of the Human Resources and Investor Solutions (HR&IS) sector. The Corporation believes these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations, facilitate the comparisons with other financial institutions and are among the bases on which the Corporation’s management monitors financial performance. See pages 22 and 23 for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items. In addition, certain amounts are presented on a fully taxable equivalent (FTE) basis. The Corporation believes that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has more than $4.0 trillion in assets under management, administration or custody, including $707 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 8:30 a.m. EST on Wednesday, Jan. 19, 2005. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 8 a.m. EST on Jan. 19. Replays of the conference call and webcast will be available beginning Jan. 19 at approximately 5 p.m. EST until Wednesday, Feb. 2, 2005 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the impact of specified actions on the Corporation’s expense base, the Corporation’s focus in 2005, higher employee pension and stock option expense, expected divestitures, expected quarterly net interest revenue and expected tax rate. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties, and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions, equity, fixed-income and foreign exchange market fluctuations, interest rate fluctuations and levels of tax-free income as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Jan. 19, 2005, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Jan. 19, 2005 or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

Jan. 19, 2005

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended			Year ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Continuing operations (a)(b):
Diluted earnings per share	$.47	$.43	$.44	$1.89	$1.59
Income from continuing operations	$198	$182	$186	$800	$683
Return on equity	19.8%	18.9%	20.5%	20.9%	19.4%

Net income (c):
Diluted earnings per share	$.46	$.43	$.43	$1.88	$1.63
Net income	$192	$183	$184	$796	$701
Return on equity	19.2%	19.0%	20.3%	20.8%	19.9%

Noninterest revenue	$1,060	$941	$997	$4,064	$3,669
Net interest revenue	115	111	120	458	570

Total revenue	$1,175	$1,052	$1,117	$4,522	$4,239

Pre-tax operating margin (FTE) (a)	25%	25%	25%	27%	25%

Average common shares and equivalents outstanding:
Basic	418,636	419,136	424,181	419,610	426,182
Diluted	422,831	423,114	428,904	424,287	430,718
Average balances

Money market investments	$4,157	$3,310	$3,270	$3,291	$3,056
Trading account securities	248	229	622	275	722
Securities	12,743	11,780	10,532	11,799	11,198

Total money market investments and securities	17,148	15,319	14,424	15,365	14,976
Loans	7,205	7,047	7,276	7,307	7,704

Total interest-earning assets	24,353	22,366	21,700	22,672	22,680
Total assets	35,951	33,447	32,504	34,003	33,877
Deposits	22,083	20,295	18,378	20,350	19,493
Total shareholders’ equity	3,983	3,822	3,603	3,832	3,522

(a)	The full-year 2004 results include the gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank; the charge associated with a writedown of small non-strategic businesses that the Corporation is exiting; a charge related to vacating 10 leased locations in London and moving to the Corporation’s new European headquarters; and a sublease loss reserve reduction related to the Corporation’s leased headquarters building in Pittsburgh. The combination of these items totaled a positive $67 million pre-tax. Full-year 2003 results include a $50 million pre-tax charge primarily recorded in the HR&IS sector. See pages 22 and 23 for a reconciliation of reported revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items.
(b)	Continuing operations results for the full-year 2003 exclude the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.
(c)	Net income amounts include results of discontinued operations.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings

Jan. 19, 2005

Noninterest Revenue

	Quarter ended			Year ended
(dollar amounts in millions, unless otherwise noted)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Trust and investment fee revenue:
Investment management	$451	$376	$413	$1,617	$1,413
Human resources & investor solutions	231	221	230	918	944
Institutional trust and custody	134	119	120	503	437
Securities lending revenue	18	16	16	76	69
Total trust and investment fee revenue	834	732	779	3,114	2,863
Cash management revenue	74	77	83	308	309
Foreign exchange trading revenue	41	37	39	185	147
Financing-related revenue	41	32	41	138	141
Equity investment revenue	29	24	6	160	(6)
Other revenue (a)	41	39	37	151	153
Total fee and other revenue	1,060	941	985	4,056	3,607
Gains on sales of securities	—	—	12	8	62
Total noninterest revenue (a)	$1,060	$941	$997	$4,064	$3,669
Fee revenue as a percentage of fee and net interest revenue (FTE)	90%	89%	89%	90%	86%

Market value of assets under management at period-end (in billions)	$707	$670	$657
Market value of assets under administration or custody at period-end (in billions)	$3,340	$3,079	$2,835

(a)	In the fourth quarter of 2004, the Corporation began to record expense reimbursements from joint ventures as other revenue. Previously, expense reimbursements were reported as a reduction of various expenses. These reclassifications totaled $18 million, $18 million and $16 million for the quarters ended Dec. 31, 2004, Sept. 30, 2004 and Dec 31, 2003 and $74 million and $71 million for the years ended Dec. 31, 2004 and Dec. 31, 2003. All periods have been reclassified.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

S&P 500 Index	Quarter ended			Increase compared with
	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2004	Dec. 31, 2003
Period-end	1212	1115	1112	9%	9%
Daily average	1163	1104	1056	5%	10%

Fee revenue

Fee revenue of $1.060 billion in the fourth quarter of 2004 increased $75 million, or 8%, from $985 million in the fourth quarter of 2003, primarily due to increases in trust and investment fee revenue and equity investment revenue. The growth in fee revenue reflects approximately $30 million from acquisitions, which included a gain on the sale of a portion of the Pareto Partners business. In addition, the effect of foreign exchange rates accounted for approximately $12 million of the increase in fee revenue in the fourth quarter of 2004 compared with the fourth quarter of 2003, and is primarily reflected in trust and investment fee revenue.

Fee revenue in the fourth quarter of 2004 increased $119 million, or 13% (unannualized), compared to the third quarter of 2004 primarily due to a 14% (unannualized) increase in trust and investment fee revenue, including a

Mellon Reports Earnings

Jan. 19, 2005

$49 million increase in performance fees (included in investment management fee revenue in the tables above and below); higher financing-related revenue; and higher equity investment revenue. The effect of acquisitions accounted for approximately $24 million of the increase. In addition, foreign exchange rates accounted for approximately $8 million of the increase compared with the third quarter of 2004. Also, out-of-pocket expense reimbursements, which totaled $30 million in the fourth quarter of 2004, $22 million in the third quarter of 2004 and $26 million in the fourth quarter of 2003, were a factor in the increase. Client reimbursable out-of-pocket expenses are also recorded as operating expenses, as discussed on page 13.

Fee revenue for the full-year 2004 totaled $4.056 billion, an increase of $449 million, or 12%, from $3.607 billion in the full-year 2003. Excluding the $93 million pre-tax gain from the sale of a portion of the Shinsei Bank non-venture capital indirect investment, fee revenue increased 10% compared with the full-year 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue and foreign exchange trading revenue. At Dec. 31, 2004, the Corporation’s remaining original book value of the Shinsei Bank investment was $53 million. The effect of foreign exchange rates accounted for approximately $47 million of the increase in fee revenue in the full-year 2004, compared with the full-year 2003, and is primarily reflected in trust and investment fee revenue. Trust and investment fee revenue increased $251 million, or 9%, primarily due to improved equity markets, higher institutional trust and custody revenue and a $57 million increase in performance fees.

Investment management fee revenue

Investment management fee revenue in the fourth quarter of 2004 increased $38 million, or 9%, compared with the fourth quarter of 2003, and $75 million, or 20% (unannualized), compared with the third quarter 2004. The increase compared with the fourth quarter of 2003 resulted from improved equity markets, net inflows, acquisitions, the effect of foreign exchange rates and a $5 million increase in performance fees. The increase compared with the third quarter of 2004 resulted from the same factors, as well as a $49 million increase in performance fees. Performance fees are earned by investment managers when the investment performance of their products exceeds various benchmarks, and generally is highest for the Corporation in the fourth quarter when most annual computation periods end.

Investment management fee revenue increased $204 million, or 14%, in the full-year 2004, compared with the full-year 2003, due to improved equity markets, a $57 million increase in performance fees, net inflows, the effect of foreign exchange rates and acquisitions.

Investment management fee revenue - by business sector	Quarter ended			Year ended
(in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Institutional Asset Management
Institutional clients	$112	$95	$89	$396	$314
Performance fees	60	11	55	127	70
Mutual funds	49	43	36	173	129
Private clients	12	11	10	44	36
Total	233	160	190	740	549
Mutual Funds
Mutual funds	124	125	129	507	524
Private clients	5	6	5	21	16
Institutional clients	4	3	3	14	13
Total	133	134	137	542	553
Private Wealth Management
Private clients	77	73	75	299	274
Mutual funds	—	1	1	1	1
Total	77	74	76	300	275
Human Resources & Investor Solutions Mutual funds (a)	8	8	10	35	36
Total investment management fee revenue	$451	$376	$413	$1,617	$1,413

(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

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Jan. 19, 2005

Changes in market value of assets under management	Fourth quarter	Full-year
(in billions)	2004	2004
Market value of assets under management at beginning of period	$670	$657
Net inflows/outflows (a):
Long-term	8	16
Money market	(2)	(3)

Total net inflows/outflows	6	13
Net market appreciation (a)(b)	30	34
Acquisitions/divestitures	1	3
Market value of assets under management at Dec. 31, 2004 (b)	$707	$707

(a)	Preliminary.
(b)	Also includes the effect of changes in foreign exchange rates.

As shown in the following table, the market value of assets under management was $707 billion at Dec. 31, 2004, a $50 billion, or 8%, increase from $657 billion at Dec. 31, 2003, and a $37 billion, or 5%, increase from $670 billion at Sept. 30, 2004.

Market value of assets under management at period-end
(dollar amounts in billions)	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003
Mutual funds	$200	$191	$199	$200	$197
Institutional	443	419	421	421	403
Private client	64	60	59	58	57
Total market value of assets under management	$707	$670	$679	$679	$657

S&P 500 Index - period-end	1212	1115	1141	1126	1112
S&P 500 Index - daily average	1163	1104	1123	1133	1056

Composition of assets under management at period-end
	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003
Equity funds	39%	37%	36%	36%	36%
Money market funds	21	21	22	24	25
Fixed-income funds	20	20	21	20	20
Securities lending cash collateral	12	13	12	11	10
Overlay and alternative investments	8	9	9	9	9
Total	100%	100%	100%	100%	100%

The largest category of investment management fees is from mutual funds, which generate fees in the four business sectors shown on page 6. Managed mutual fund fees are based on the daily average net assets of each fund, and totaled $181 million in the fourth quarter of 2004, an increase of $5 million, or 3%, compared with the fourth quarter of 2003 and an increase of $4 million, or 2% (unannualized), compared with the third quarter of 2004. The increase compared with the fourth quarter of 2003 primarily resulted from the positive effect of improved equity markets which more than offset the effect of a lower average level of managed money market and fixed-income funds. The increase compared with the third quarter of 2004 primarily resulted from improved equity markets. Managed mutual funds fee revenue increased $26 million, or 4%, in the full-year 2004 compared with the full-year 2003, resulting from improved equity markets which more than offset the effect of a lower average level of money market and fixed-income funds.

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Jan. 19, 2005

Managed mutual funds fee revenue (a)	Quarter ended			Year ended
(in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Equity funds	$84	$77	$67	$314	$234
Money market funds	52	55	62	224	271
Fixed-income funds	31	32	35	128	147
Nonproprietary	14	13	12	50	38
Total managed mutual funds	$181	$177	$176	$716	$690

(a)	Net of mutual fund fees waived and fund expense reimbursements of $11 million, $11 million, $10 million, $43 million and $40 million, respectively.

Average assets of proprietary mutual funds	Quarter ended			Year ended
(in billions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Equity funds	$53	$50	$44	$51	$39
Money market funds	87	91	101	92	111
Fixed-income funds	22	23	25	23	26
Total average proprietary mutual fund assets managed	$162	$164	$170	$166	$176

Human resources & investor solutions (HR&IS) fee revenue

HR&IS fee revenue generated from consulting, outsourcing and shareholder services totaled $231 million in the fourth quarter of 2004, an increase of $1 million from the fourth quarter of 2003 and an increase of $10 million, or 4% (unannualized), from the third quarter of 2004. The increase compared with the fourth quarter of 2003 resulted from a $4 million increase in out-of-pocket reimbursements partially offset by lower consulting fees. The increase compared with the third quarter of 2004 primarily resulted from an $8 million increase in out-of-pocket expense reimbursements.

HR&IS fee revenue decreased $26 million, or 3%, in the full-year 2004 compared with the full-year 2003, primarily due to lower consulting revenue from retirement and human resources services.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors, including the level of assets administered and under custody, the volume of transactions in accounts, and the types of ancillary services provided, such as performance analytics. Institutional trust and custody revenue increased $14 million, or 12%, in the fourth quarter of 2004 compared with the fourth quarter of 2003 and $15 million, or 13% (unannualized), compared to the third quarter of 2004. The increases compared with both the fourth quarter of 2003 and the third quarter of 2004 primarily resulted from net new business, improved market conditions and the effect of foreign exchange rates. Institutional trust and custody revenue increased $66 million, or 15%, in the full-year 2004 compared with the full-year 2003, primarily due to the same factors discussed above.

As shown in the following table, assets under administration or custody totaled $3.340 trillion at Dec. 31, 2004, an increase of $505 billion, or 18%, compared with $2.835 trillion at Dec. 31, 2003, and an increase of $261 billion, or 8% (unannualized), compared with $3.079 trillion at Sept. 30, 2004. The increase compared with Dec. 31, 2003 resulted from market appreciation, net new business conversions of approximately $190 billion and the effect of foreign exchange rates.

Mellon Reports Earnings

Jan. 19, 2005

Market value of assets under administration or custody at period-end
(dollar amounts in billions)	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003
Market value of assets under administration or custody (a)	$3,340	$3,079	$2,959	$2,934	$2,835

S&P 500 Index - period-end	1212	1115	1141	1126	1112

(a)	Includes the assets under administration or custody of CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce, of $512 billion, $459 billion, $428 billion, $442 billion and $439 billion, respectively, and of ABN AMRO Mellon Global Securities Services B.V., a joint venture between the Corporation and ABN AMRO, of $422 billion, $363 billion, $320 billion, $312 billion and $299 billion, respectively.

Securities lending revenue

Securities lending revenue totaled $18 million in the fourth quarter of 2004, an increase of $2 million compared with both the fourth quarter of 2003 and the third quarter of 2004. The increase compared with the prior year period primarily resulted from higher volumes partially offset by narrower spreads in the rising interest rate environment. The increase compared with the third quarter of 2004 resulted from higher volumes and higher overall spreads. The average level of securities on loan totaled $92 billion in the fourth quarter of 2004 compared with $73 billion in the fourth quarter of 2003 and $88 billion in the third quarter of 2004.

Securities lending revenue totaled $76 million in the full-year 2004, an increase of $7 million, or 10%, from $69 million in the full-year 2003. The increase was primarily due to higher volumes partially offset by lower overall spreads.

Cash management revenue

Cash management fee revenue of $74 million in the fourth quarter of 2004 decreased $9 million compared with the fourth quarter of 2003 and $3 million compared with the third quarter of 2004. These decreases were due, in part, to higher compensating balance earnings for those customers maintaining deposit balances in lieu of paying cash management fees.

Cash management revenue in the full-year 2004 compared with the full-year 2003 decreased slightly as the impact of lower processing volumes was primarily offset by the mid-July 2003 change in the manner in which the Department of the Treasury, a major cash management customer, is paying for certain cash management and merchant card services, as discussed on page 11. Cash management revenue, which was previously recorded as net interest revenue because it was paid via compensating balance earnings, totaled $21 million through mid-July 2003. Including the revenue earned from the Department of the Treasury, cash management revenue would have been $330 million for the full-year 2003.

Foreign exchange trading revenue

Foreign exchange trading revenue totaled $41 million in the fourth quarter of 2004, a $2 million, or 6%, increase compared with the fourth quarter of 2003 and a $4 million, or 10% (unannualized), increase compared with the third quarter of 2004. Both increases resulted from increased customer flows and higher levels of market volatility in key exchange rates. Foreign exchange revenue totaled $185 million in the full-year 2004, an increase of $38 million, or 27%, from $147 million in the full-year 2003. This increase primarily resulted from increased customer flows and higher levels of market volatility in key exchange rates, as well as costs incurred in 2003 associated with hedging specific customer-driven option contracts during a period of market volatility.

Mellon Reports Earnings

Jan. 19, 2005

Financing-related revenue

Financing-related revenue primarily includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $41 million in the fourth quarter of 2004, unchanged compared with the fourth quarter of 2003 and an increase of $9 million compared with the third quarter of 2004. The increase compared with the third quarter of 2004 resulted from higher gains on lease residuals and higher death benefits on corporate-owned life insurance. Financing-related revenue totaled $138 million in the full-year 2004, a $3 million, or 2%, decrease compared with $141 million in the full-year 2003.

Equity investment revenue

Equity investment revenue includes realized and unrealized gains and losses on venture capital and non-venture capital investments and totaled $29 million in the fourth quarter of 2004 compared with $6 million in the fourth quarter 2003 and $24 million in the third quarter of 2004. The increases reflect higher net gains from venture capital activities, which totaled $28 million in the fourth quarter of 2004, compared with $3 million in the fourth quarter of 2003 and $22 million in the third quarter of 2004. Venture capital gains in the fourth quarter of 2004 primarily resulted from net appreciation in the direct portfolio and net realized gains in the indirect portfolio. Equity investment revenue totaled $160 million in the full-year 2004 compared with a loss of $6 million in the full-year 2003. Venture capital realized and unrealized gains totaled $59 million in 2004 compared with a $7 million loss in 2003. Gains on the sale of other equity investments in the full-year 2004 included the $93 million gain on the sale of approximately 35% of the Corporation’s indirect non-venture capital investment in Shinsei Bank.

Other revenue

Other revenue totaled $41 million in the fourth quarter of 2004, compared with $37 million in the fourth quarter of 2003 and $39 million in the third quarter of 2004. The increase compared with the prior periods primarily resulted from higher trading results. Other revenue totaled $151 million in the full-year 2004 compared with $153 million in the full-year 2003.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures of $10 million, $9 million and $8 million, in the fourth quarter of 2004, fourth quarter of 2003 and third quarter of 2004, respectively, and $37 million and $30 million in the full-year 2004 and 2003, respectively, recorded primarily as trust and investment fee revenue. The Corporation’s portion of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents, for informational purposes, the components of gross joint venture fee revenue and the trend of revenue growth for the Corporation’s 50% owned joint ventures that are part of the Asset Servicing sector.

Gross joint venture fee revenue (a)	Quarter ended			Year ended
(in millions, preliminary)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Trust and investment	$85	$78	$72	$323	$282
Foreign exchange trading	12	9	9	42	31
Total gross joint venture fee revenue	$97	$87	$81	$365	$313

(a)	The 50% owned joint ventures — ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon Analytical Services — are part of the Asset Servicing sector.

Mellon Reports Earnings

Jan. 19, 2005

Net Interest Revenue

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net interest revenue (FTE)	$118	$115	$124	$474	$586
Net interest margin (FTE) (a)	1.94%	2.03%	2.30%	2.09%	2.64%

Average money market investments	$4,157	$3,310	$3,270	$3,291	$3,056
Average trading account securities	248	229	622	275	722
Average securities	12,743	11,780	10,532	11,799	11,198
Average loans	7,205	7,047	7,276	7,307	7,704

Average interest-earning assets	$24,353	$22,366	$21,700	$22,672	$22,680

(a)	Calculated on a continuing operations basis even though the prior period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $6 million, or 4%, in the fourth quarter of 2004 compared with the fourth quarter of 2003, and increased $3 million, or 4% (unannualized), compared with the third quarter of 2004. The decrease compared with the fourth quarter of 2003 primarily resulted from lower yields on investment securities combined with moderately higher funding costs, and to a lesser extent the continued reduction in loans. The increase compared with the third quarter of 2004 resulted from a higher level of interest-earning assets, driven primarily by deposit growth in the Treasury Services and Asset Servicing sectors, partially offset by narrowing margins.

Net interest revenue on a fully taxable equivalent basis decreased $112 million, or 19%, in the full-year 2004 compared with the full-year 2003, due in part to lower yields on investment securities and the lower level of loans. Also contributing to the decrease was the mid-July 2003 change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services. Through mid-July 2003, such revenue was recorded as net interest revenue because it was paid via compensating balance earnings. Subsequently, such revenue was recorded as cash management fee revenue and other revenue. Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $542 million for the full-year 2003.

For the first quarter of 2005, net interest revenue is expected to be at the mid to upper end of a $115 million to $120 million range on a fully taxable equivalent basis, assuming a gradual and measured increase in interest rates and allowing for tactical investment securities decisions.

Mellon Reports Earnings

Jan. 19, 2005

Operating Expense

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Staff expense:
Compensation	$340	$320	$321	$1,288	$1,309
Incentive (a)	126	90	116	415	343
Employee benefits	66	68	58	274	231
Total staff expense	532	478	495	1,977	1,883
Professional, legal and other purchased services	126	105	115	449	431
Net occupancy expense	56	67	68	284	265
Equipment expense	53	52	57	209	226
Business development	27	25	30	103	108
Communications expense	28	23	26	106	106
Amortization of intangible assets	7	5	4	21	18
Other expense	68	44	51	227	199
Total operating expense (b)	$897	$799	$846	$3,376	$3,236

Total staff expense as a percentage of total revenue (FTE)	45%	45%	44%	43%	44%
Employees at period-end	19,400	19,700	20,600	19,400	20,600

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Stock option expense totaled approximately $5 million, $5 million, $1 million, $18 million and $3 million, respectively.
(b)	In the fourth quarter of 2004, the Corporation began to record expense reimbursements from joint ventures as other revenue. Previously, expense reimbursements were reported as a reduction of various expenses. These reclassifications totaled $18 million, $18 million and $16 million for the quarters ended Dec. 31, 2004, Sept. 30, 2004 and Dec 31, 2003 and $74 million and $71 million for the years ended Dec. 31, 2004 and Dec. 31, 2003. All periods have been reclassified.

Fourth quarter 2004 compared with fourth quarter 2003

Summary - Operating expense increased $51 million, or 6%, compared with the fourth quarter of 2003 principally reflecting higher staff expense, higher professional, legal and other purchased services, and higher other expenses, partially offset by lower occupancy expense discussed below. The expense increases resulted from numerous factors discussed below, as well as approximately $18 million from acquisitions and an additional $10 million effect of foreign exchange rates, including $4 million in staff expense. In the fourth quarter of 2004, the Corporation executed a new lease on its Corporate headquarters at One Mellon Center in Pittsburgh, through November 2028. As a result of the favorable terms of the new lease, a reserve for sublease losses was reduced by $17 million, reflected in net occupancy expense in the table above.

Staff expense - Staff expense in the fourth quarter of 2004 increased $37 million, or 8%, compared with the fourth quarter of 2003, primarily reflecting: higher compensation expense reflecting the impact of July 1, 2004 merit increases ($12 million); higher incentive expense; higher employee benefits expense due to higher pension expense; higher expense for temporary services; and higher severance expense; partially offset by the impact of lower headcount. The increase in incentive expense resulted from fee-based business growth and a $4 million increase in stock option expense. Employee benefits expense included $3 million of pension expense in the fourth quarter of 2004 compared with a $7 million pension credit in the fourth quarter of 2003. Severance expense totaled $13 million in the fourth quarter of 2004 compared with $9 million in the fourth quarter of 2003.

Mellon Reports Earnings

Jan. 19, 2005

Non-staff expenses - Non-staff expenses in the fourth quarter of 2004 totaled $365 million, a $14 million, or 4%, increase compared with the fourth quarter of 2003, primarily reflecting higher professional, legal and other purchased services, an $11 million loss associated with the trade execution of securities, and higher other expenses, partially offset by lower occupancy expense as discussed above. The expense increases resulted in part in support of business growth and from acquisitions.

Fourth quarter 2004 compared with third quarter 2004

Operating expense increased $98 million, or 12% (unannualized), in the fourth quarter of 2004 compared with the third quarter of 2004. Staff expense increased $54 million, resulting from higher incentive expense, primarily related to the higher level of performance fees and fee-based business growth, and higher severance expense. Severance expense totaled $13 million in the fourth quarter of 2004 compared with less than $1 million in the third quarter of 2004. Non-staff expenses increased $44 million reflecting higher professional, legal and other purchased services, and an $11 million loss associated with the trade execution of securities, partially offset by lower occupancy expense discussed above. These expense increases resulted in part in support of business growth, from acquisitions and the effect of foreign exchange rates. The effect of acquisitions contributed approximately $15 million to the increase and the effect of foreign exchange rates contributed an additional $6 million to the increase in total expenses. In addition, higher client reimbursable out-of-pocket expenses, which totaled $30 million in the fourth quarter of 2004 compared with $22 million in the third quarter of 2004, were a factor in the expense increase.

Full-year 2004 compared with full-year 2003

Operating expense totaled $3.376 billion for the full-year 2004, an increase of $140 million, or 4%, compared with the full-year 2003. Expenses in 2004 included: a first quarter 2004 charge of $19 million, included in other expense in the table above, associated with the writedown of small non-strategic businesses that the Corporation is exiting; a second quarter 2004 charge of $24 million related to vacating 10 leased locations in London and moving into the Corporation’s new European headquarters, recorded primarily as net occupancy expense in the table above; and the fourth quarter 2004 reserve for sublease losses reduction of $17 million, included in net occupancy expense in the table above. Expenses in 2003 included the third quarter 2003 charge of $50 million primarily related to streamlining the organizational structure of the HR&IS sector recorded as severance expense ($29 million); software and fixed asset writedowns ($18 million included in equipment expense in the table above); and other expense ($3 million). See pages 22 and 23 for a reconciliation of reported revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items. Excluding these charges, operating expense increased $164 million, or 5%, due primarily to a $123 million increase in staff expense as the favorable impact of a lower headcount was offset by higher incentive and employee benefits expense. Higher expenses for stock options in the full-year 2004 compared with the prior-year period accounted for $15 million of the increase in incentive expense. Employee benefits expense included $12 million of pension expense in 2004 compared with a $28 million pension credit in 2003. The effect of foreign exchange rates accounted for approximately $43 million of the increase in total operating expense, including approximately $19 million in staff expense.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 30% for the fourth quarter of 2004 and 31% for the full-year 2004, compared with approximately 31.5% for the full-year 2003. It is currently anticipated that the effective tax rate for the first quarter 2005 will be approximately 34.5%.

Mellon Reports Earnings

Jan. 19, 2005

Business Sectors

Refer to the Corporation’s 2003 Financial Annual Report for a discussion of the lines of business that have been aggregated into the six core business sectors and the Other Activity sector. Effective January 2004, the Corporation reclassified the results of the small non-strategic businesses that the Corporation is exiting to the Other Activity sector. In the first quarter of 2004, the Corporation revised prospectively its capital allocations to the core business sectors to better reflect the economic capital required for these businesses. The increase in allocated capital was approximately $100 million. The Corporation also revised prospectively expense allocations to the core business sectors to better reflect the business drivers of those expenses. The impact on any single sector was not material and in the aggregate was unchanged.

Business Sectors - Quarterly data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	4Q04	3Q04	4Q03	4Q04	3Q04	4Q03	4Q04	3Q04	4Q03
Asset Management:
Institutional Asset Management	$252	$173	$205	$67	$48	$59	27%	27%	29%
Mutual Funds	117	118	124	39	41	40	33	35	32
Private Wealth Management	135	133	135	52	55	58	38	41	43

Total Asset Management Group	504	424	464	158	144	157	31	34	34

Corporate & Institutional Services:
Asset Servicing	216	191	194	40	31	31	19	16	16
Human Resources & Investor Solutions	245	236	245	9	16	8	4	7	3
Treasury Services	165	163	181	52	57	71	32	35	39

Total Corporate & Institutional Services Group	626	590	620	101	104	110	16	18	18

Total Core Business Sectors	$1,130	$1,014	$1,084	$259	$248	$267	23%	24%	25%
Other Activity	59	52	49	37	19	20	N/M	N/M	N/M
Consolidated Results	$1,189	$1,066	$1,133	$296	$267	$287	25%	25%	25%

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

Jan. 19, 2005

Business Sectors - Full-year data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes				Pre-tax Operating Margin
	2004	2003	2004		2003		2004	2003
Asset Management:
Institutional Asset Management	$804	$595	$232		$124		29%	21%
Mutual Funds	476	489	167		169		35	35
Private Wealth Management	537	531	220		237		41	45

Total Asset Management Group	1,817	1,615	619		530		34	33

Corporate & Institutional Services:
Asset Servicing	841	767	179		155		21	20
Human Resources & Investor Solutions	972	982	56		(37)		6	(4)
Treasury Services	676	775	251		339		37	44

Total Corporate & Institutional Services Group	2,489	2,524	486		457		20	18

Total Core Business Sectors	$4,306	$4,139	$1,105	(a)	$987	(a)	26%	24%
Other Activity	274	159	110		68		N/M	N/M
Consolidated Results	$4,580	$4,298	$1,215		$1,055		27%	25%

(a)	The core sectors’ pre-tax earnings growth rate for the full-year 2004 compared with the full-year 2003 was 7%, excluding the $47 million streamlining charge in the HR&IS sector in 2003.

N/M — Not meaningful for this disclosure.

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the fourth quarter of 2004 compared with the fourth quarter of 2003 increased 1%, as a 9% increase in revenue more than offset a 13% increase in expenses. The increase in revenue resulted from higher investment management fee revenue in the Institutional Asset Management sector, primarily due to the impact of improved equity markets, net new business, acquisitions, the effect of foreign exchange rates and a $5 million increase in performance fees. The lower revenue in the Mutual Funds sector resulted from lower average levels of cash management funds due to net outflows. Equity market levels, as represented by the S&P 500 Index, increased 9% on a period-end basis and 10% on an average basis compared with the quarter ended Dec. 31, 2003. The increase in expenses primarily resulted from higher incentive and employee benefits expense, a loss associated with the trade execution of securities, and the effect of foreign exchange rates in the Institutional Asset Management sector.

Results for the Asset Management Group for the fourth quarter of 2004 compared with the third quarter of 2004 reflect an 11% increase (unannualized) in income before taxes, as revenue increased 19% (unannualized) while expenses increased 24% (unannualized). The increase in revenue was due primarily to a $49 million seasonal increase in performance fees, as well as improved market conditions and acquisitions in the Institutional Asset Management sector. Equity market levels, as represented by the S&P 500 Index, increased 9% (unannualized) on a period-end basis and 5% (unannualized) on an average basis compared with the quarter ended Sept. 30, 2004.

Mellon Reports Earnings

Jan. 19, 2005

The Group’s expense increase mainly reflects an increase in incentive expense in the Institutional Asset Management sector in support of revenue growth and a loss associated with the trade execution of securities.

Results for the Asset Management Group for the full-year 2004 compared with the full-year 2003 reflect a 17% increase in income before taxes, as revenue increased 12% while expenses increased 10%. The increase in revenue primarily resulted from higher investment management fees in the Institutional Asset Management sector, including a $57 million increase in performance fees, as well as higher Private Wealth Management revenue. The Mutual Funds sector recorded lower investment management fee revenue from cash management funds. The expense increase primarily resulted from higher incentive expense in the Institutional Asset Management sector in support of revenue growth and higher incentive and staff expense in the Private Wealth Management sector primarily driven by increases in new business production and acquisitions, partially offset by lower expenses in the Mutual Funds sector. The effect of foreign exchange rates was also a factor in the increase in both revenue and expenses in the Asset Management Group in 2004 compared with 2003.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities.

Results for the Corporate & Institutional Services Group for the fourth quarter of 2004 compared with the fourth quarter of 2003 reflect an 8% decrease in income before taxes, as revenue increased 1% and expenses increased 3%. Revenue increased 12% in the Asset Servicing sector primarily due to higher institutional trust and custody revenue from net new business and improved market conditions, increased equity income from joint ventures, and higher net interest revenue. Revenue decreased 9% in the Treasury Services sector primarily due to lower net interest revenue from a lower level of average loans and lower cash management revenue. Operating expenses increased in the Asset Servicing sector in support of business growth.

Results for the Corporate & Institutional Services Group compared with the third quarter of 2004 reflect a 6% increase (unannualized) in revenue, and an 8% increase (unannualized) in expenses, resulting in a 3% (unannualized) decrease in income before taxes. Revenue in the Asset Servicing sector increased 13% (unannualized) primarily due to higher institutional trust and custody revenue, foreign exchange trading revenue and net interest revenue. Revenue in the HR&IS sector increased 4% (unannualized) primarily due to higher out-of-pocket expense reimbursements. Operating expenses for the Group increased primarily in support of business growth.

Results for the Corporate & Institutional Services Group for the full-year 2004 compared with the full-year 2003 reflect a 6% increase in income before taxes resulting from the 2003 HR&IS streamlining charge of $47 million (an additional $3 million was recorded in the Other Activity sector). Excluding the impact of the charge, income before taxes decreased 3%, as revenue decreased 1% while expenses decreased 1%. The decrease in revenue was primarily due to lower net interest revenue in the Treasury Services sector from a lower average level of loans, partially offset by higher institutional trust and custody revenue and foreign exchange trading revenue in the Asset Servicing sector. The Group’s decrease in expenses primarily resulted from expense control initiatives undertaken in the HR&IS sector.

Other Activity

Other Activity includes business exits and other activity not fully allocated for management reporting purposes to the core business sectors as more fully described in the Corporation’s 2003 Financial Annual Report.

Mellon Reports Earnings

Jan. 19, 2005

Included in Other Activity in the fourth quarter of 2004 is the expense reduction of $17 million resulting from the sublease loss reserve reduction related to the execution of a new lease on the Pittsburgh Corporate headquarters and net gains from venture capital activities of $28 million. In the third quarter of 2004, Other Activity included net gains of $22 million from venture capital activities. Included in Other Activity in the fourth quarter of 2003 are $12 million of gains from the sale of mortgage-backed securities and net gains from venture capital activities of $3 million, as well as gains on lease residuals.

Capital

(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2004		Sept. 30, 2004	June 30, 2004	Dec. 31, 2003
Total shareholders’ equity	$4,102		$3,959	$3,749	$3,702
Total shareholders’ equity to assets ratio	11.05%		11.28%	10.68%	10.89%

Tangible shareholders’ equity	$1,636		$1,533	$1,445	$1,408
Tangible shareholders’ equity to assets ratio	4.72%		4.69%	4.41%	4.44%
Adjusted tangible shareholders’ equity (a)	$2,196		$2,088	$1,949	$1,913
Adjusted tangible shareholders’ equity to assets ratios (b)	6.24%		6.28%	5.86%	5.94%

Tier I capital ratio	10.5	% (c)	9.96%	9.33%	8.55%
Total (Tier I plus Tier II) capital ratio	16.5	% (c)	15.61%	14.61%	13.46%
Leverage capital ratio	7.9	% (c)	8.13%	8.19%	7.92%

Book value per common share	$9.69		$9.35	$8.84	$8.67
Tangible book value per common share	$3.86		$3.62	$3.41	$3.30
Adjusted tangible book value per common share	$5.16		$4.93	$4.60	$4.48

Closing common stock price per share	$31.11		$27.69	$29.33	$32.11
Market capitalization	$13,171		$11,728	$12,436	$13,712
Common shares outstanding	423,354		423,549	424,003	427,032

(a)	Shareholders’ equity plus minority interest less goodwill and intangibles plus the expected tax benefits related to tax deductible goodwill and intangible assets, which totaled $550 million, $545 million, $494 million and $492 million, respectively. Minority interest totaled $10 million, $10 million, $10 million and $13 million, respectively.
(b)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of expected tax benefits.
(c)	Preliminary.

The Corporation’s lower total shareholders’ equity to assets ratio at Dec. 31, 2004 compared with Sept. 30, 2004, reflects the impact of a larger period-end balance sheet level due to deposit inflows. The higher capital ratios compared with Dec. 31, 2003 reflect the impact of earnings retention, which more than offset the impact of a larger balance sheet.

The risk-based capital ratios compared with the prior periods improved due to a lower level of risk-adjusted assets and earnings retention, partially offset by a higher level of goodwill at Dec. 31, 2004 compared with Sept. 30, 2004. The increase in goodwill resulted from acquisitions and the effect of foreign exchange rates. The lower level of risk-adjusted assets resulted in part from a reduction in the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity. At Dec. 31, 2004, that guarantee decreased Tier I and Total capital ratios by approximately 25 basis points and 40 basis points, respectively, compared with approximately 80 basis points and 125 basis points, respectively, at Sept. 30, 2004 and approximately 135 basis points and 215 basis points, respectively at Dec. 31, 2003.

Mellon Reports Earnings

Jan. 19, 2005

During the fourth quarter of 2004, 1.0 million shares of common stock were repurchased at a purchase price of $29 million for an average share price of $29.47, which more than offset reissuances of .8 million common shares, primarily for employee benefit plan purposes. Share repurchases in the full-year 2004 totaled 8.4 million common shares at a purchase price of $259 million for an average share price of $31.03, which more than offset reissuances of 4.9 million common shares, primarily for employee benefit plan purposes. At Dec. 31, 2004, an additional 9.5 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Nonperforming Assets

(dollar amounts in millions)	Dec. 31, 2004		Sept. 30, 2004	June 30, 2004	Dec. 31, 2003
Nonperforming loans:
Commercial and financial	$25		$17	$11	$49
Personal	4		3	3	2
Total nonperforming loans	29		20	14	51
Total acquired property	—		1	1	1
Total nonperforming assets	$29		$21	$15	$52

Nonperforming loans as a percentage of total loans	.43%		.30%	.20%	.69%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	1.08	% (a)	.82%	.56%	2.09%

(a)	Preliminary.

Nonperforming assets increased $8 million from Sept. 30, 2004, due to the addition of a $15 million lease to a low-fare airline, partially offset by the full repayment of a $6 million loan to a manufacturer and distributor of eyewear. The $29 million balance of total nonperforming loans at Dec. 31, 2004 was comprised of the $15 million lease to the low-fare airline, a loan of $6 million to a cable television operator and $8 million of various smaller loans.

Provision and Reserve for Credit Exposure

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Reserve for loan losses:
Balance at beginning of period	$98	$96	$110	$103	$127
Net credit recoveries (losses) (a)	1	—	(3)	1	(5)
Securitizations	(1)	—	—	(3)	—
Provision for loan losses	—	2	(4)	(3)	(19)
Balance at end of period	$98	$98	$103	$98	$103

Reserve for unfunded commitments:
Balance at beginning of period	$71	$73	$71	$75	$52
Loss on sale of commitments	—	—	—	—	(3)
Provision for unfunded commitments	(4)	(2)	4	(8)	26
Balance at end of period	$67	$71	$75	$67	$75
Total reserve for credit exposure	$165	$169	$178	$165	$178

Reserve for loan losses as a percentage of total loans (at period-end)	1.45%	1.40%	1.37%

Annualized net credit losses (recoveries) to average loans	(.03)%	—%	.21%	(.01)%	.07%

(a)	Includes credit losses resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.

Mellon Reports Earnings

Jan. 19, 2005

There was a negative provision for credit losses of $4 million in the fourth quarter of 2004, compared with no net provision in the fourth quarter of 2003 and the third quarter of 2004. The net provision for credit losses totaled a negative $11 million for the full-year 2004, compared with a positive $7 million for the full-year 2003. The decrease in the reserve for credit exposure at Dec. 31, 2004 compared with the prior periods reflects a lower level of loans and unfunded commitments and improved credit quality.

Discontinued Operations

In the fourth quarter of 2004, the Corporation adopted discontinued operations accounting for certain businesses in Australia. In the fourth quarter of 2004, the Corporation sold its business providing comprehensive multi-manager defined contribution services to the intermediary market, as it was deemed that this business had insufficient scale to compete in the market place. In addition, the Corporation’s Australian consulting and administration business is expected to be sold in 2005. The nature of significant changes to the superannuation industry in Australia has led to the reconsideration of the appropriateness of continuing this business. In 2004, these businesses generated $34 million of revenue, primarily trust and investment fee revenue, and $33 million of operating expenses for $1 million of pre-tax income. In addition, a pre-tax net loss of $18 million was recorded resulting from the sale of the defined contribution services business and from recording a goodwill and intangible impairment loss and other expenses for the consulting and administration business not yet sold at year-end. These businesses were formerly included primarily in the Institutional Asset Management sector. These results and all prior period results have been reclassified as discontinued operations. The Corporation will retain its Mellon Global Investments business in Australia where it currently manages approximately $2 billion for Australian investors.

In accordance with generally accepted accounting principles, reflected as discontinued operations in all income statements presented are the results of the Australian defined contribution services business and consulting and administration businesses; the final results of the fixed income trading business which was sold in December 2003; and residual activity from the lines of business servicing retail consumer and small business/middle market customers that were exited in 2001 and 2002. All information in this earnings release reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. An after-tax gain of $4 million on disposal was recorded in the fourth quarter of 2004 primarily relating to the favorable resolution of estimates made at the time of the disposition of discontinued businesses other than the Australian businesses discussed above.

Mellon Reports Earnings

Jan. 19, 2005

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Year ended
(in millions, except per share amounts)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Noninterest revenue
Trust and investment fee revenue	$834	$732	$779	$3,114	$2,863
Cash management revenue	74	77	83	308	309
Foreign exchange trading revenue	41	37	39	185	147
Financing-related revenue	41	32	41	138	141
Equity investment revenue	29	24	6	160	(6)
Other revenue (a)	41	39	37	151	153

Total fee and other revenue	1,060	941	985	4,056	3,607
Gains on sales of securities	—	—	12	8	62

Total noninterest revenue (a)	1,060	941	997	4,064	3,669
Net interest revenue (b)
Interest revenue	238	210	205	862	934
Interest expense	123	99	85	404	364

Net interest revenue	115	111	120	458	570
Provision for credit losses	(4)	—	—	(11)	7

Net interest revenue after provision for credit losses	119	111	120	469	563
Operating expense (a)
Staff expense	532	478	495	1,977	1,883
Professional, legal and other purchased services	126	105	115	449	431
Net occupancy expense	56	67	68	284	265
Equipment expense	53	52	57	209	226
Business development	27	25	30	103	108
Communications expense	28	23	26	106	106
Amortization of intangible assets	7	5	4	21	18
Other expense	68	44	51	227	199

Total operating expense	897	799	846	3,376	3,236

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	282	253	271	1,157	996
Provision for income taxes	84	71	85	357	313

Income from continuing operations before cumulative effect of accounting change	198	182	186	800	683
Cumulative effect of accounting change, net of tax	—	—	—	—	(7)

Income from continuing operations	198	182	186	800	676
Discontinued operations:
Loss from operations after-tax	(8)	(1)	(3)	(9)	(7)
Net gain on disposals after-tax	2	2	1	5	32

Income (loss) from discontinued operations (net of applicable tax expense (credit) of $(3), $1, $(1), $(2) and $(17))	(6)	1	(2)	(4)	25

Net income	$192	$183	$184	$796	$701

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$.48	$.43	$.44	$1.91	$1.60
Cumulative effect of accounting change	—	—	—	—	(.02)

Continuing operations	$.48	$.43	$.44	$1.91	$1.58
Net income	$.46	$.44	$.43	$1.90	$1.64

Diluted:
Income from continuing operations before cumulative effect of accounting change	$.47	$.43	$.44	$1.89	$1.59
Cumulative effect of accounting change	—	—	—	—	(.01)

Continuing operations	$.47	$.43	$.44	$1.89	$1.58
Net income	$.46	$.43	$.43	$1.88	$1.63

(a)	In the fourth quarter of 2004, the Corporation began to record expense reimbursements from joint ventures as other revenue. Previously, expense reimbursements were reported as a reduction of various expenses. These reclassifications totaled $18 million in the fourth quarter of 2004, $18 million in the third quarter of 2004, $16 million in the fourth quarter of 2003 and $74 million and $71 million in the full-year 2004 and 2003. All periods have been reclassified.
(b)	In the fourth quarter of 2004, the Corporation began to record net interest revenue earned on deposits placed with the Corporation by joint ventures and paid to the joint ventures, as domestic and foreign deposit interest expense. Previously, the amounts paid to the joint ventures were recorded as a reduction of interest revenue. Interest expense on these deposits totaled $8 million in the third quarter of 2004, $6 million in the fourth quarter of 2003 and $19 million in the full-year 2003. Prior period amounts have been reclassified.

Mellon Reports Earnings

Jan. 19, 2005

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
Assets
Cash and due from banks	$2,775	$3,278	$2,602
Money market investments	4,673	3,312	3,694
Trading account securities	262	201	266
Securities available for sale	13,376	12,445	10,690
Investment securities (approximate fair value of $217, $233, and $308)	211	226	297
Loans	6,754	7,025	7,467
Reserve for loan losses	(98)	(98)	(103)

Net loans	6,656	6,927	7,364
Premises and equipment	688	686	668
Goodwill	2,321	2,278	2,194
Other intangibles	145	148	100
Assets of discontinued operations	40	—	187
Other assets	5,968	5,595	5,921

Total assets	$37,115	$35,096	$33,983

Liabilities
Deposits	$23,591	$22,031	$20,843
Short-term borrowings	915	1,152	1,084
Other liabilities	2,868	2,628	2,936
Notes and debentures (with original maturities over one year)	4,567	4,266	4,209
Junior subordinated debentures	1,057	1,060	1,057
Liabilities of discontinued operations	15	—	152

Total liabilities	33,013	31,137	30,281

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,931	1,924	1,901
Retained earnings	6,397	6,280	5,934
Accumulated unrealized gain, net of tax	49	23	26
Treasury stock of 165,308,079; 165,113,399 and 161,629,563 shares at cost	(4,569)	(4,562)	(4,453)

Total shareholders’ equity	4,102	3,959	3,702

Total liabilities and shareholders’ equity	$37,115	$35,096	$33,983

Mellon Reports Earnings

Jan. 19, 2005

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Certain Non-GAAP Revenue and Expense Amounts

Reported amounts are presented in accordance with Generally Accepted Accounting Principles (GAAP). The Corporation believes that this supplemental adjusted non-GAAP information is useful in analyzing the financial results and trends of ongoing operations, facilitates the comparisons with other financial institutions and is among the bases on which the Corporation’s management monitors financial performance.

Supplemental information - Quarterly data	Fourth Quarter 2004				Fourth Quarter 2003
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	(b)
Noninterest revenue:
Fee and other revenue	$1,060	$—		$1,060	$985
Gain on sales of securities	—	—		—	12

Total noninterest revenue	1,060	—		1,060	997

Net interest revenue	115	—		115	120
Provision for credit losses	(4)	—		(4)	—

Net interest revenue after provision for credit losses	119	—		119	120

Operating expense:
Staff expense	532	—		532	495
Net occupancy expense	56	17	(a)	73	68
Equipment expense	53	—		53	57
Other expense	256	—		256	226

Total operating expense	$897	$17		$914	$846

(a)	Reflects the $17 million sublease loss reserve reduction recorded in the fourth quarter 2004 related to the Corporation’s leased headquarters building in Pittsburgh.
(b)	There were no adjustments to Reported amounts in the fourth quarter of 2003.

Note: Reported amounts include severance expense of $13 million in the fourth quarter of 2004 compared with $9 million in the fourth quarter of 2003.

Mellon Reports Earnings

Jan. 19, 2005

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Certain Non-GAAP Revenue and Expense Amounts (continued)

Supplemental information - Year-to- date data	Year ended
	Dec. 31, 2004				Dec. 31, 2003
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$4,056	$(93	) (a)	$3,963	$3,607	$—		$3,607
Gain on sales of securities	8	—		8	62	—		62

Total noninterest revenue	4,064	(93)		3,971	3,669	—		3,669

Net interest revenue	458	—		458	570	—		570
Provision for credit losses	(11)	—		(11)	7	—		7

Net interest revenue after provision for credit losses	469	—		469	563	—		563

Operating expense:
Staff expense	1,977	—		1,977	1,883	(29)		1,854
Net occupancy expense	284	(6	) (b)	278	265	—		265
Equipment expense	209	—		209	226	(18)		208
Other expense	906	(20	) (a)(b)	886	862	(3)		859

Total operating expense	$3,376	$(26)		$3,350	$3,236	$(50	) (c)	$3,186

(a)	Includes the $93 million gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank and the $19 million charge associated with a writedown of small non-strategic businesses that the Corporation is exiting recorded in the first quarter of 2004.
(b)	Reflects the $24 million charge recorded in the second quarter of 2004 related to vacating 10 leased locations in London and moving into the Corporation’s new European headquarters ($23 million in net occupancy expense and $1 million in other expense), partially offset by the $17 million sublease loss reserve reduction recorded in the fourth quarter of 2004 related to the Corporation’s leased headquarters building in Pittsburgh.
(c)	Reflects the $50 million charge recorded in the third quarter of 2003 primarily related to streamlining the organizational structure of the HR&IS sector.

Note: Reported amounts include severance expense of $14 million in 2004 compared with $52 million in 2003, which includes the $29 million recorded in the third quarter of 2003 shown in the table above.